UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – June 18, 2007

Commission File Number: 000-32745

SHEARSON FINANCIAL NETWORK
(Exact name of registrant as specified in its charter)

Nevada	88-0471353
(State or jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

2470 St. Rose Parkway, Suite 314
Henderson, Nevada 89074

(Address of principal executive offices, including zip code)

(702)  868-7900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SHEARSON FINANCIAL NETWORK, INC.

Item 1.01	Entry into a Material Definitive Agreement

On June 18, 2007, Shearson Financial Network, Inc., (“Company”), entered into an Addendum to Promissory Note Conversion Agreement, (the “Agreement”) with La Jolla Cove Investors, Inc., (“LJCI”), dated January 29, 2007. The parties have no material relationship with the Company or its affiliates other than in respect to the agreement.

The Company entered into a certain secured promissory note on September 1, 2004, which bears interest at 10% per annum, with BT Venture Fund I, L.P., (“Secured Party”).  As of June 18, 2007, the balance of said note with accrued interest was $523,750.

On June 18, 2007, the Secured Party assigned said note to LJCI.  The Company entered into a Promissory Note Conversion Agreement with LJCI.  LJCI agrees to convert said note for the total consideration of $523,750, into shares of common stock of the Company, upon notice to convert. The Company will issue shares of its common stock equal to the dollar amount of the Promissory Note being converted divided by the Conversion Price.  The conversion price shall  be equal to 82% of the average of the volume weighted average price of the shares of the Company’s common stock during the five trading days prior to LJCI’s election to convert.  Upon the conversion of the full and total balance of the note, $523,750, no further rights shall exist under the note with the respect to the collection of interest or any other amounts due of the note, by the holder thereof.

Item 9.01                      Financial Statements, Financial Information and Exhibits.

(b)	Exhibits

10.23       Addendum to Promissory Note Conversion Agreement, dated June 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

Date: August 16, 2007	SHEARSON FINANCIAL NETWORK

By: /s/ Michael A. Barron
Michael A. Barron
Chief Executive Officer and President